EXHIBIT 4.2

                   Agreement to Furnish Copies of Instruments
                         With Respect to Long Term Debt

           The Company has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.

                                           OAKWOOD HOMES CORPORATION



                                           By:   /s/ Robert A. Smith
                                                ----------------------------
                                                Robert A. Smith
                                                Executive Vice President and
                                                Chief Financial Officer